EXHIBIT 99.1

Press Release

For Immediate Release

Las Vegas Sands Announces Temporary Closure of Las Vegas Properties: Company will continue to Pay Team Members, Pledges $250,000 to Local Community Groups

LAS VEGAS, March 17, 2020 - Las Vegas Sands (NYSE: LVS) today announced that, out of an abundance of caution and in line with recent guidance from federal and state governments, it is closing its Venetian and Palazzo resorts in Las Vegas until at least April 1. A decision on whether to extend the closure or re-open will be made at a later date. The process of closing the properties will begin immediately and be completed as soon as possible.

The company said it is committed to paying its team members while the buildings are closed. No layoffs or furloughs are being contemplated and the closure will not impact health care eligibility the company stated.

“These are clearly challenging times for our country and our community. We are in the hospitality and entertainment business and our team members work very hard to provide a great experience for the thousands of people who come through our doors daily. However, our most important commitment is the one we have made to the health and safety of our team members and guests. Right now, the best way to fulfill that commitment is by asking people to not come to work. While we hope this closure is a short-term necessity, we are realistic it may be a prolonged event. Our team members and their families will rightly be concerned about their health and safety, but we do not want them worried about their jobs, income or health care. Like we have done in the past, we are fully prepared to support our team members over an extended period should it be needed,” said Rob Goldstein, president and chief operating officer of Las Vegas Sands.

The company also announced it is donating a total of $250,000 to several important local organizations to serve our community during this time of need. Those organizations include Three Square, Communities In

Schools and Share Village Las Vegas. In addition, the company plans to bolster that financial support with donations of meals and needed equipment.

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About Las Vegas Sands Corp. (NYSE: LVS)
Las Vegas Sands is the world’s pre-eminent developer and operator of world-class Integrated Resorts. We deliver unrivaled economic benefits to the communities in which we operate.

Sands created the meetings, incentives, convention and exhibition (MICE)-based Integrated Resort. Our industry-leading Integrated Resorts provide substantial contributions to our host communities including growth in leisure and business tourism, sustained job creation and ongoing financial opportunities for local small and medium-sized businesses.

Our properties include The Venetian Resort and Sands Expo in Las Vegas, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., we have developed the largest portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

Sands is dedicated to being a good corporate citizen, anchored by the core tenets of serving people, planet and communities. We deliver a great working environment for 50,000 team members worldwide, drive social impact through the Sands Cares charitable giving and community engagement program and lead in environmental performance through the award-winning Sands ECO360 global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:
Daniel Briggs
Daniel.Briggs@sands.com
(702) 414-1221

Media:
Ron Reese
Ron.Reese@sands.com
(702) 414-3607